EXHIBIT 3.2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ALL FOR ONE MEDIA CORP.

First: The name of this Corporation is All for One Media Corp.

Second: The address, including street, number, city and county, of the registered office of the Corporation in the State of Utah is BRUNSON CHANDLER & JONES , PLLC, 175 South Main Street, Suite 1410, Salt Lake City, UT 84111 and the name of the registered agent of the Corporation in the State of Utah at such address is Brunson Chandler & Jones, PLLC.

Third: The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the Revised Utah Business Corporation Act.

Fourth: A. Classes and Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is One Hundred Million (100,000,000). The classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

1. Ninety Million (90,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”); and

2. Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

B. Blank Check Powers. The Corporation may issue any class of the Preferred Stock in any series. The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

Fifth: The original By-Laws of the Corporation shall be adopted by the incorporator. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors and the Stockholders.

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Sixth: To the fullest extent that the Utah Revised Business Corporation Act, Chapter 10a Section16-10a- 901-908 as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the directors’ duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Chapter 10a Section 16-10a- 909; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision of this Articles of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

Seventh: The Corporation shall, to the fullest extent permitted by Chapter 10a Section 16-10a-901-908 of the Utah Revised Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

Eighth: The Corporation expressly elects not to be governed by Chapter 6 Control Share Acquisitions Act of the Utah Revised Business Corporation Act, as from time to time in effect or any successor provision thereto.

Ninth: Unless the Corporation consents in writing to the selection of an alternative forum, the Business and Chancery Court of the State of Utah (or, if and only if the Business and Chancery Court of the State of Utah lacks subject matter jurisdiction, any state court located within the State of Utah, City of Salt Lake or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Utah) shall be the sole and exclusive forum for the following types of actions or proceedings under Utah Revised Business Corporation Act, statutory or common law: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Utah Revised Business Corporation Act, this Amended and Restated Articles of Incorporation or the Bylaws of the Corporation; (D) any action or proceeding to interpret, apply, enforce or determine the validity of this Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (including any right, obligation, or remedy thereunder); (E) any action or proceeding as to which the Utah Revised Business Corporation Act confers jurisdiction; or (F) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This Article NINTH shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, or any other claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, District of Utah shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Utah of the enforceability of such exclusive forum provision.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.

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